Exhibit 1

Japan Finance Corporation
for Municipal Enterprises

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES.

FURTHER INFORMATION

     This document appears as an exhibit to the Annual Report of Japan Finance Corporation for Municipal Enterprises filed with the U.S. Securities and Exchange Commission (the Commission) on Form 18-K for the fiscal year ended March 31, 2003. Additional information with respect to JFM is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operations of the Commission’s public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from JFM by telephoning 813-5210-5917. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

     In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on November 4, 2003, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥110.36 = $1.00, and the noon buying rate on November 4, 2003 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥109.60 =$1.00.

     References to fiscal years of JFM are to the 12-month periods commencing on April 1 of the year indicated.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES

     Japan Finance Corporation for Municipal Enterprises (JFM) was established in 1957 as a governmental financial institution under the Japan Finance Corporation for Municipal Enterprises Law (the JFM Law). JFM provides low-cost, long-term funds for projects undertaken by municipal enterprises and for certain construction projects undertaken by local governments and their public corporations. JFM raises funds from the private sector through the issuance of bonds.

     JFM’s capital is wholly owned by the Japanese Government and JFM is subject to governmental control and supervision. JFM’s annual budget of revenues and expenditures is included in the Government Agencies Budget formulated by the Minister of Finance, which is subject to approval by the Diet. The Governor and the Auditor of JFM are appointed by the Minister of Public Management, Home Affairs, Posts and Telecommunications and the Minister of Finance.

CAPITALIZATION

     The capitalization of JFM as of March 31, 2003 was as follows:

(in millions)

Domestic bonds:
Government guaranteed bonds:
0.8%-5.1% Guaranteed Bonds due 2003-2013	¥16,712,160
Non-guaranteed private placement bonds	4,866,140
Non-guaranteed public offering bonds	320,000
Government guaranteed bonds issued overseas	907,642
Total long-term bonds(1)	22,805,942
Funds for entrusted loans	424,221
Fund for the Improvement of Operations of Municipal Enterprises	855,838
Accrued expenses payable and other liabilities	22,311
Loss Reserves for Reduced Interest Loans	86,558
Loss Reserves for Renewal of Bonds	1,727,307
Capital	16,600
Total capitalization	¥25,938,777

(1)	Includes current maturities. For additional information relating to long-term bonds, see Note 5 of “Notes to Financial Statements” included in this Annual Report.

STATEMENTS OF INCOME

     The following statements of income should be read in conjunction with the other financial statements and “Notes to Financial Statements” included in this Annual Report.

	Years ended March 31,

	1999	2000	2001	2002	2003

	(in millions)
Earnings
Interest on loans
Interest on long-term loans	¥1,016,365	¥996,519	¥971,004	¥939,014	¥908,344
Interest on advance loans	19	1	1	22	5
Interest on short-term loans	0	0	0	1	0
	1,016,384	996,520	971,005	939,037	908,349
Government subsidies	2,900	2,000	1,400	—	—
Fees for entrusted loans	292	283	283	287	298
Interest on deposits	4,836	1,203	1,838	315	130
Interest on securities	405	405	371	102	0
Profit on securities sold	1	0	8	1,642	8
Profit from translation of foreign currencies	—	—	—	—	—
Miscellaneous earnings	13	1,018	13	1,181	6,230
Reduction in Fund for the Improvement of Operations of Municipal Enterprises	0	0	0	7,964	6,609
Reversal of Loss Reserves for Reduced Interest Loans	—	—	—	—	24,510
Total earnings	¥1,024,831	¥1,001,429	¥974,918	¥950,528	¥946,134

Expenses
Interest on bonds	¥845,952	¥811,358	¥752,438	¥679,223	¥617,509
Loss from translation of foreign currencies	—	—	—	—	—
Interest on short-term borrowing	0	0	0	1	2
Miscellaneous interest payment	—	—	—	—	291
Office expenses	1,633	1,695	1,709	1,735	1,725
Bond-issuing expenses	5,955	5,678	5,096	4,793	4,310
Depreciation	49	50	51	49	56
Amortization of deferred bond expenses	28,236	24,104	19,814	16,525	10,593
Miscellaneous losses	0	0	1	0	0
Loss on disposal of fixed assets	0	0	0	0	81
Provision for Loss Reserves for Reduced Interest Loans	—	—	—	45,281	65,787
Provision for Loss Reserves for Renewal of Bonds	143,006	158,544	195,809	202,921	245,780
Total expenses	¥1,024,831	¥1,001,429	¥974,918	¥950,528	¥946,134

BUSINESS

Purpose and Authority

     Under the JFM Law, JFM’s purpose is to provide low-cost, long-term funds for projects undertaken by municipal enterprises and for certain construction projects undertaken by local governments and public corporations established by local governments. Municipal enterprises are departments within local governments which undertake public service activities, such as water supply, sewerage, hospitals and transportation facilities, that are accounted for independently from general services like social welfare and education. JFM raises funds from the private sector through the issuance of bonds.

Government Control and Supervision

     JFM is under Japanese Government control and supervision in conducting its operations. The government draws up a plan for its Fiscal Investment and Loan Program (Zaito) each year. The annual Zaito plan, which is subject to approval by the Diet, determines the allocation of funds and extent of government guarantees for institutions like JFM which implement government policy. The Local Bond Program specifies the amounts to be raised each year by local governments to support certain projects and the means by which the funds will be raised. JFM’s annual budget is included in the Government Agencies Budget for that fiscal year, which is also subject to approval by the Diet. JFM’s accounts are audited by JFM’s Auditor and submitted to the Diet after examination by the Board of Audit of Japan, an independent supervisory body.

     As indicated under Management, the Governor and the Auditor of JFM are appointed by the Minister of Public Management, Home Affairs, Posts and Telecommunications and the Minister of Finance.

     JFM’s lending operations are financed primarily through issuances of JFM’s bonds guaranteed by the Japanese Government under the Zaito program, but also through issuances of JFM’s bonds without any guarantee. The amount of bonds to be issued by JFM in each fiscal year is subject to Diet approval.

Developments Regarding Special Public Institutions

     The Japanese government has been discussing reforming governmental financial institutions and other government-affiliated institutions, collectively called “special public institutions”. The Outline of Administrative Reforms adopted by a cabinet meeting on December 1, 2000 requires that the businesses and organizational forms of all special public institutions undergo a thorough review, reflecting recent changes in social and economic conditions. Based upon that review, a reorganization and rationalization plan was to be formulated by the end of fiscal year 2001. Furthermore, the outline calls for the adoption of any necessary measures, including enactment of new laws, by the end of fiscal year 2005 in order to implement the reorganization and rationalization plan. To promote reform of special public institutions, the Basic Law Concerning Reform of Special Public Institutions, which provides for, among other matters, formulation of a reorganization and rationalization plan for special public institutions and establishment of a Special Public Institutions Reform Promotion Headquarters, was promulgated in June 2001.

     In order to implement the Outline of Administrative Reforms, in April 2001 the Cabinet Headquarters for Administrative Reform, which was established in January 2001 to handle the administrative reform special project, listed the types of businesses conducted by the special public institutions and the matters to be reviewed for the respective types of businesses. In June 2001, the Cabinet Headquarters for Administrative Reform completed and released an Interim Report Regarding the Review of the Special Public Institutions’ Businesses. On December 18, 2001, the Special Public Institutions Reform Promotion Headquarters adopted the Reorganization and Rationalization Plan for Special Public Institutions.

     In the Reorganization and rationalization Plan for Special Public Institutions, which was approved by a cabinet meeting on December 19, 2001, the details of reform concerning the businesses and organizational forms of special public institutions (including their abolition, integration or privatization) are indicated. With respect to the businesses of JFM, the following plans were suggested to JFM in the Reorganization and Rationalization plan for Special Public Institutions:

•	Project categories for which JFM provides loans as well as the aggregate loan amount are to be reduced in line with the scope of the Local Bond Program. Furthermore, businesses of JFM are to be reviewed based upon the discussion of role sharing between the central government and local governments.

•	JFM is to increase its issuance of bonds without government guarantee, hence to reduce reliance on government guarantees in fundraising activities, and to decrease capital provided by the central government. Also, JFM is to clarify its policy objectives and to properly implement policy assessment so that such assessment is reflected in JFM’s business.

     With respect to JFM, no specific organizational reform was prescribed in the Reorganization and Rationalization Plan for Special Public Institutions. Since the beginning of 2002, an overall review of the area, scope and organizational structure of policy finance has been and is being discussed by the Council on Economic and Fiscal Policy (CEFP), an advisory body for the Prime Minister. The CEFP announced “Reform of Policy Finance” on December 13, 2002. In the announcement, it was indicated that the reform should be implemented in a three-step process by:

•	utilizing policy finance to support effective operation of the financial system till the end of March 2005;

•	reviewing and shaping the function, scale and organization of policy finance to the desired standards during a three-year preparatory period from April 2005 to March 2008; and

•	streamlining and reorganizing the policy finance system toward a new system after April 2008.

     The Cabinet also announced that it will consider the CEFP’s reform proposals and expects to move steadily forward with reforms of the policy finance system as soon as possible taking into consideration the economic environment.

Loan Operations

     JFM’s loan operations can be broadly divided into general loans, loans to local public corporations and entrusted loans. General loans are to local governments. Loans to local public corporations, for construction of local toll roads and acquisition of land for development, are made under the guarantee of the local government owning the public corporation. Entrusted loans are loans from funds entrusted to JFM by the Agriculture, Forestry and Fisheries Finance Corporation, a governmental financial institution, which are used for on-lending to local governments for financing improvements to forests and pastures.

     The following tables give details of the loans extended by JFM during each of the five years in the period ended March 31, 2003.

Loans Extended

	Years ended March 31,

	1999		2000		2001		2002		2003

					(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥355	16.8%	¥352	16.4%	¥301	15.3%	248	13.7%	¥237	13.7%
Gas supply	9	0.4	10	0.5	8	0.4	9	0.5	4	0.2
Sewerage	699	33.1	812	38.0	690	35.0	636	35.2	619	35.7
Public housing	93	4.4	75	3.5	65	3.3	59	3.3	49	2.8
Provisional high school construction	14	0.7	9	0.4	10	0.5	9	0.5	6	0.3
Provisional improvement of rivers and other waterways	37	1.7	28	1.3	21	1.0	25	1.4	17	1.0
Hospitals	—	—	10	0.5	5	0.3	94	5.2	120	7.0
Eldercare	—	—	—	—	—	—	0	0.0	4	0.2
	1,207	57.1	1,296	60.6	1,100	55.8	1,080	59.8	1,056	60.9
Transportation and road facilities
Transportation (excluding subways)	6	0.3	6	0.3	4	0.2	5	0.3	5	0.3
Subways	111	5.2	110	5.2	151	7.6	144	8.0	144	8.3
Provisional local road construction	630	29.8	547	25.6	460	23.3	418	23.1	379	21.9
Toll roads and parking facilities	12	0.6	18	0.8	13	0.7	8	0.4	6	0.3
Recreation facilities	4	0.2	2	0.1	5	0.3	3	0.2	1	0.1
	763	36.1	683	32.0	633	32.1	578	32.0	535	30.9
Industry and distribution-related facilities
Industrial water supply	28	1.3	26	1.2	21	1.1	18	1.0	14	0.8
Electricity supply	9	0.4	9	0.4	8	0.4	4	0.2	3	0.2
Port facilities	8	0.4	12	0.6	15	0.8	19	1.0	14	0.8
Regional development	35	1.7	14	0.7	13	0.6	16	0.9	12	0.7
Industrial waste disposal	—	—	—	—	—	—	—	—	0	0.0
Markets	11	0.5	18	0.8	9	0.5	10	0.5	9	0.6
Meat processing (or other processing plants)	—	—	—	—	1	—	1	0.1	4	0.2
	91	4.3	79	3.7	67	3.4	68	3.7	56	3.3
Conversion Loans	34	1.6	60	2.8	148	7.5	60	3.3	70	4.0
General Loans (subtotal)	2,095	99.1	2,118	99.1	1,948	98.8	1,786	98.8	1,717	99.1
Local toll road public corporations	17	0.9	20	0.9	23	1.2	21	1.2	16	0.9
Local land development public corporations	1	0.0	0	0.0	0	0.0	—	—	—	—
Loans to local public corporations (subtotal)	18	0.9	20	0.9	23	1.2	21	1.2	16	0.9
Total	¥2,113	100.0%	¥2,138	100.0%	¥1,971	100.0%	¥1,807	100.0%	¥1,733	100.0%
Entrusted Loans
Forests	¥11	84.6%	¥9	81.6%	¥16	88.9%	¥20	90.9%	¥28	96.6%
Pastures	2	15.4	2	18.4	2	11.1	2	9.1	1	3.4
Total	¥13	100.0%	¥11	100.0%	¥18	100.0%	¥22	100.0%	¥29	100.0%

Loans Outstanding

	As of March 31,

	1999		2000		2001		2002		2003

					(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥4,846	22.6%	¥5,016	22.3%	¥5,128	21.9%	¥5,162	21.5%	¥5,157	21.0%
Gas supply	93	0.4	97	0.4	96	0.4	97	0.4	93	0.4
Sewerage	7,754	36.2	8,326	36.9	8,746	37.4	9,075	37.7	9,349	38.1
Public housing	944	4.4	941	4.2	938	4.0	930	3.9	911	3.7
Provisional high school construction	141	0.7	135	0.6	132	0.6	127	0.5	122	0.5
Provisional improvement of rivers and other waterways	406	1.9	402	1.8	395	1.7	391	1.6	378	1.6
Hospitals	—	—	10	0.0	14	0.1	108	0.5	227	0.9
Elder care	—	—	—	—	—	—	0	0.0	4	0.0
	14,184	66.2	14,927	66.2	15,449	66.1	15,890	66.1	16,241	66.2
Transportation and road facilities
Transportation (excluding subways)	30	0.1	29	0.1	26	0.1	25	0.1	24	0.1
Subways	1,282	6.0	1,317	6.0	1,390	5.9	1,451	6.0	1,510	6.2
Provisional local road construction	4,601	21.5	4,896	21.7	5,114	21.9	5,268	21.9	5,354	21.8
Toll roads and parking facilities	159	0.7	169	0.7	174	0.8	172	0.7	166	0.7
Recreation facilities	35	0.2	33	0.1	34	0.1	33	0.2	30	0.1
	6,107	28.5	6,444	28.6	6,738	28.8	6,949	28.9	7,084	28.9
Industry and distribution-related facilities
Industrial water supply	427	2.0	432	1.9	434	1.9	426	1.8	411	1.7
Electricity supply	133	0.6	135	0.6	135	0.6	131	0.5	126	0.5
Port facilities	92	0.4	97	0.4	105	0.4	118	0.5	125	0.5
Regional development	141	0.7	148	0.7	155	0.7	162	0.7	164	0.7
Industrial waste disposal	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0
Markets	129	0.6	135	0.6	132	0.5	132	0.5	131	0.5
Meat processing (or other processing plants)	—	—	—	—	1	0.0	2	0.0	5	0.0
	922	4.3	947	4.2	962	4.1	971	4.0	962	3.9
Conversion Loans	—	—	—	—	—	—	—	—	—	—
General Loans (subtotal)	21,213	99.0	22,318	99.0	23,149	99.0	23,810	99.0	24,287	99.0
Local toll road public corporations	205	1.0	215	1.0	227	1.0	236	1.0	236	1.0
Local land development public corporations	1	0.0	1	0.0	1	0.0	1	0.0	1	0.0
Loans to local public corporations (subtotal)	206	1.0	216	1.0	228	1.0	237	1.0	237	1.0
Total	¥21,419	100.0%	¥22,534	100.0%	¥23,377	100.0%	¥24,047	100.0%	¥24,524	100.0%
Entrusted Loans
Forests	¥404	91.6%	¥402	91.6%	¥400	91.5%	¥396	91.7%	¥389	91.7%
Pastures	37	8.4	37	8.4	37	8.5	36	8.3	35	8.3
Total	¥441	100.0%	¥439	100.0%	¥437	100.0%	¥432	100.0%	¥424	100.0%

Loan Terms

     The terms and conditions applicable to JFM’s loans other than entrusted loans are determined by JFM in accordance with the costs of funds procured by JFM and are contingent upon the approval of the Minister of Public Management, Home Affairs, Posts and Telecommunications and the Minister of Finance. The terms and conditions of entrusted loans are determined by the Agriculture, Forestry and Fisheries Finance Corporation.

     Interest Rates

     Loans are generally made available at fixed rates of interest which, for substantially all of JFM’s loans, are only marginally higher than the interest rate applicable to loans extended by the national government. JFM charges three types of interest rates on its loans: the standard rate, special rate and temporary special rate. The standard rate is determined in light of JFM’s financing costs, using a cash flow analysis and according to the maturity and repayment structure of the applicable loan. With respect to loans to certain projects, such as water supply, sewerage, industrial water supply, transportation and hospitals, JFM charges the special rates or temporary special rates, which are reduced rates as compared to the standard rates.

For fiscal year 2003, the special rate is 0.30% lower than the standard rate, and the temporary special rate is 0.35% lower than the standard rate. For fiscal year 2002, JFM charged the standard rates to 5.6%, the special rates to 73.5% and the temporary special rates to 20.9%, respectively, of the total amount of loans extended. JFM has established loss reserves for reduced interest loans in order to protect its future financial soundness and ability to continue to provide local governments with long term, low interest loans.

     In addition, borrowers have the option to choose between loan terms and conditions providing for the revision of an interest rate at the end of each ten-year loan period, and conventional loan terms and conditions providing for the application of a fixed rate of interest throughout the life of the loan.

Maturities

     The maturities of loans range from short-term municipal enterprise loans (which must be repaid within the fiscal year) to loans for financing the construction of water supply, sewerage and subway facilities which can have maturities of up to 28 years. The maturities of long-term loans vary depending upon the projects for which such loans are extended. The terms and conditions applicable to loans extended by JFM are designed to accommodate flexibility in lending operations; for example, the interest rates may vary to reflect the maturity of loans and costs of procuring funds for lending, and early redemption at the option of the borrower is possible.

     The following table sets forth information concerning the maturities of JFM’s outstanding loans as of March 31, 2003.

Loans Outstanding by Maturity

	(in millions)

Less than 5 years	¥1,240,717	5.0%
From 5 to less than 10 years	3,182,268	13.0
From 10 to less than 20 years	11,917,401	48.6
20 years or more	8,183,696	33.4
Total	¥24,524,082	100.0%

Funds Available for Lending

     The following table gives details of JFM’s funds available for lending for the past five fiscal years, other than funds entrusted by the Agriculture, Forestry and Fisheries Finance Corporation.

	Years ended March 31,

	1999	2000	2001	2002	2003

	(in billions)
Cash and deposits at the beginning of the year	¥1,133	¥1,157	¥1,062	¥1,125	¥1,216
Government guaranteed bonds (domestic)	1,931	1,778	1,661	1,537	1,104
Government guaranteed bonds (foreign)	105	108	119	130	70
Non-guaranteed public offering bonds (domestic)	—	—	—	100	220
Non-guaranteed private placement bonds	610	580	500	380	240
Contributions of the proceeds from public races	34	26	22	12	15
Government Subsidies	3	2	1	—	—
Repayment of loans	918	1,022	1,128	1,137	1,256
Other	1,023	1,001	974	989	965
Subtotal	¥5,757	¥5,674	¥5,467	¥5,410	¥5,086
Bonds redeemed and other outflows	2,487	2,475	2,371	2,387	2,392
Funds available for lending	3,270	3,199	3,096	3,023	2,694
Total loan funds	¥2,113	¥2,137	¥1,971	¥1,807	¥1,733
Cash and deposits at the end of the year	1,157	1,062	1,125	1,216	961

     The major source of funds for JFM’s loan operations are proceeds from the issuance of bonds, which account for almost all of its externally generated funds. A large portion of JFM’s publicly offered bonds are guaranteed by the government and almost all of them are due 10 years from their date of issuance. Since 2001, JFM has been able to issue non-government guaranteed bonds by way of public offerings in the domestic market and had made eight such issues as of March 31, 2003. JFM also issues private placement bonds, which are privately placed and not guaranteed by the government. Since July 1983, JFM has been able to issue government guaranteed bonds in foreign markets and has made 57 such issues.

     Contributions of the proceeds from horse, bicycle, motorcycle and boat races, operated exclusively by local governments, are forwarded to JFM in accordance with the Local Finance Law. The contributions are accumulated in a separate account (Fund for the Improvement of Operations of Municipal Enterprises) and applied to compensate for the costs incurred in lending at below JFM’s funding costs.

     JFM previously received subsidies from the national government which were regarded as compensation for costs incurred by JFM in extending loans at low interest rates. Subsidies totaled ¥1,400 million in the year ended March 31, 2001. As of April 1, 2001, the subsidies from the national government were abolished.

Risk Management

     In fiscal year 1998, JFM implemented an asset-liability management system. The software JFM currently uses for its asset-liability management is capable of scenario, sensitivity and earnings-at-risk analyses. Since fiscal year 2001, JFM has also held risk management meetings attended by director-generals and directors to examine interest rate and other risks and develop policies with respect to these risks.

MANAGEMENT

     JFM is managed by a Governor and up to four Executive Directors. In addition, it has one Auditor. The Governor and the Auditor are appointed by the Minister of Public Management, Home Affairs, Posts and Telecommunications and the Minister of Finance. The Executive Directors are appointed by the Governor with the approval of these Ministers.

     The Governor supervises the operations and holds the right of final decision and representation on all matters related to JFM. The Executive Directors assist the Governor in the performance of his duties.

     The Auditor is responsible for auditing the accounts of JFM, and may submit reports to the Governor and the Ministers mentioned above at his discretion.

     The officers of JFM as of the date of this Exhibit are as follows:

Governor	Takahito Mochinaga

Executive Directors	Isao Kimura
Executive Director in charge of General Affairs Department and Loan Department
Michihiko Urakami
Executive Director in charge of Funds and Accounting Department
Keiji Wada
Executive Director in charge of Loan Administration and Research Department
Katsumi Hara
Executive Director

Auditor	Isao Hashimoto

DEBT RECORD

     There has been no default of interest or principal on any obligation of JFM.

FINANCIAL STATEMENTS AND AUDITOR

     The accounts of JFM are not audited by independent public accountants. The Auditor is required to make an audit of JFM’s accounting records, and its fiscal year-end results must be approved by the Minister of Finance. Thereafter, JFM’s statements and related materials are inspected by the Board of Audit of Japan, an independent supervisory body established by The Constitution of Japan, and submitted to the Diet by the Cabinet.

     JFM’s financial statements appearing in this Annual Report were prepared in accordance with the JFM Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations and the regulations thereunder, as well as with accounting principles and procedures generally followed by governmental financial institutions in Japan. Such principles and practices are stated in Note 1 of “Notes to Financial Statements”. These principles and practices differ in some respects from generally accepted accounting principles in the United States.

REPORT OF THE AUDITOR

Mr. Takahito Mochinaga, Governor
   Japan Finance Corporation for Municipal Enterprises
   4-1, Kioi-cho, Chiyoda-ku, Tokyo

     I have audited the balance sheet of Japan Finance Corporation for Municipal Enterprises as of March 31, 2003 and the related statement of income for the fiscal year ended March 31, 2003.

     The audit was made in accordance with the Japan Finance Corporation for Municipal Enterprises Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations.

     The balance sheet as of March 31, 2002 and the related statements of income for the four fiscal years ended March 31, 2002 were also audited in accordance with these Laws.

     The accounting principles and procedures followed by Japan Finance Corporation for Municipal Enterprises are those generally followed by governmental financial institutions in Japan, and the aforesaid balance sheets and statements of income have been prepared in conformity with such accounting principles and procedures applied on a consistent basis in all material respects.

     The accompanying statements of income for the five fiscal years ended March 31, 2003 have been prepared by reclassifying said financial statements in certain respects. I have reviewed the reclassifications made in preparing the accompanying statements of income and, in my opinion, such statements of income as reclassified fairly present on a consistent basis the financial position of Japan Finance Corporation for Municipal Enterprises and the results of its operations for the five fiscal years ended March 31, 2003.

/s/ Hideyuki Kitazawa Hideyuki Kitazawa Auditor
Japan Finance Corporation for Municipal Enterprises

May 30, 2003
Tokyo, Japan

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES

BALANCE SHEETS

	March 31,

	2002	2003

	(in millions)
Assets
Long-term loans	¥24,047,148	¥24,524,082
Entrusted loans	432,149	424,221
Securities	205,000	169,330
Fixed assets	2,802	2,696
Cash and deposits	1,011,400	792,214
Accrued earnings receivable	27,601	26,234
Other assets	0	0
Total assets	¥25,726,100	¥25,938,777
Liabilities and Capital
Bonds outstanding	¥22,875,916	¥22,805,942
Funds for entrusted loans	432,149	424,221
Accrued expenses payable	15,930	13,379
Deferred income	11,149	8,928
Other liabilities	20	4
Funds for the Improvement of Operations of Municipal Enterprises	847,528	855,838
Loss Reserves for Reduced Interest Loans	45,281	86,558
Loss Reserves for Renewal of Bonds	1,481,527	1,727,307
Capital	16,600	16,600
Total liabilities and capital	¥25,726,100	¥25,938,777

See “Notes to Financial Statements”.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies:

Basis of presentation

     Pursuant to the Japan Finance Corporation for Municipal Enterprises Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations, JFM’s fiscal year-end results must be approved by the Minister of Finance. After this approval is received, JFM’s statements and related materials are inspected by the Board of Audit of Japan, an independent supervisory body established under The Constitution of Japan, and then submitted to the Diet by the Cabinet.

     JFM’s official annual financial statements are prepared in accordance with the above two laws, and the regulations based thereon, as well as with accounting principles and procedures generally followed by governmental financial institutions in Japan.

Translation of foreign currencies

     All of JFM’s foreign currency bonds are covered by forward exchange contracts. The discount on forward exchange contracts has been recorded in Deferred income and amortized over the period of related bonds. The amortized deduction income is recorded as a deduction of Interest on bonds each fiscal year.

Securities

     Securities are stated at cost. Earnings from securities are recorded on a cash basis. The effect of the departure from the accrual basis is immaterial.

Entrusted loans

     Entrusted loans are loans from funds entrusted by the Agriculture, Forestry and Fisheries Finance Corporation (a governmental financial institution) to JFM, which are used for secondary lending to local governments for financing improvements to their forests and pastures. Loans made and collected are for the account of such corporation. While the amounts of such entrusted funds are recorded as a liability of JFM, with the loans made from such funds correspondingly recorded as an asset of JFM, the financial statements of JFM do not reflect interest received on such funds or the costs associated with such funds, except lending-management fees received from the entrustor.

Fund for the Improvement of Operations of Municipal Enterprises

     This Fund is accounted for separately from the accounts of JFM. Contributions of the proceeds from public races, together with interest on investments, accumulate in the Fund. Monies are transferred from this Fund each fiscal year to the accounts of JFM to compensate for the costs incurred in lending at below JFM’s funding costs.

Government subsidies

     In addition to capital contributions, JFM previously received subsidies from the Government. Such subsidies were not regarded as capital but were recorded as compensation for costs incurred by JFM as a result of its extending loans at low interest rates. The level of subsidies for each fiscal year was determined annually by the government. As of April 1, 2001, the subsidies from the government were abolished.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES

NOTES TO FINANCIAL STATEMENTS—(Continued)

Amortization of deferred bond expenses

     Deferred bond expenses are required to be amortized over the period of related bonds based on the standard set by the Ministry of Finance.

     In addition to this standard amortization, JFM has been allowed to accelerate the amortization in accordance with the guidelines of the Ministry of Finance in each fiscal year covered by the Financial Statements herein.

2.	Loss Reserves for Renewal of Bonds

     JFM makes loans mainly to local governments at a fixed rate of interest with maturities of up to 28 years. Most of the funding for such loans comes from the issuance of bonds, consisting mainly of government-guaranteed bonds with 10 years’ maturity. As a result of this type of funding, any loans having maturities in excess of 10 years will expose JFM to interest rate risks associated with the renewal of 10-year bonds. In the event that any profits, determined in accordance with methods of computation provided by the authorized government ministers, are made in a fiscal year as a result of the renewal of JFM’s outstanding bonds, JFM is required to set aside as loss reserve for renewal of bonds an amount, determined by JFM with the consent of the authorized government ministers, up to a maximum of 8.0% of the aggregate amount at the end of the related fiscal year of loans made by JFM to local governments and subscriptions by JFM for local loans.

3.	Reserves for Possible Loan Losses

     JFM has never experienced any loan losses. Accordingly, no reserves for loan losses have been maintained.

4.	Appropriation of Profits

     JFM is exempted from income tax on its earnings. It is, however, required by the Japan Finance Corporation for Municipal Enterprises Law to pay to the national treasury any profits that remain after the settlement of profits and losses each fiscal year.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES

NOTES TO FINANCIAL STATEMENTS—(Continued)

5.	Bonds Issued and Outstanding

     JFM bonds issued, as of March 31, 2002 and 2003, including bonds due within one year, consisted of the following:

	2002	2003

	(in millions)
Government guaranteed bonds (domestic)	¥16,742,920	¥16,712,160
Non-guaranteed private placement bonds	5,138,136	4,866,140
Non-guaranteed public offering bonds	100,000	320,000
Government guaranteed bonds (foreign-SFr)	74,187	59,419
Government guaranteed bonds (foreign-DM)	70,447	70,447
Government guaranteed bonds (foreign-U.S. dollar)	405,128	378,789
Government guaranteed bonds (foreign-Canadian dollar)	16,111	0
Government guaranteed bonds (foreign-£)	86,911	86,911
Government guaranteed bonds (foreign-NLG)	19,091	19,091
Government guaranteed bonds (foreign-FFr)	21,165	21,165
Government guaranteed bonds (foreign-NZ$)	7,466	7,466
Government guaranteed bonds (foreign-EURO)	64,354	64,354
Government guaranteed bonds (non-domestic Yen)	130,000	200,000
Total	¥22,875,916	¥22,805,942

     The aggregate annual maturities of bonds outstanding, including bonds due within one year, as of March 31, 2003 were as follows:

Years ended March 31,	Domestic	Foreign	Total

	(in millions)
2004	2,307,203	128,561	2,435,764
2005	1,930,730	70,401	2,001,131
2006	2,206,897	79,386	2,286,283
2007	2,268,258	82,378	2,350,636
2008	2,554,708	86,036	2,640,744
Thereafter	10,630,504	460,880	11,091,384

6.	Capital

     In accordance with the provisions of the Japan Finance Corporation for Municipal Enterprises Law, all of the capital of JFM has been contributed in cash by the government. The cumulative capital contribution as of March 31, 2003 was ¥16,600 million.

SUPPLEMENTAL TABLE

Long-term bonds of JFM as of March 31, 2003(1):

		(in millions)

Domestic bonds:
Government guaranteed bonds:
0.8%-5.1% Guaranteed Bonds due 2003-2013 issued in 1993-2003		¥16,712,160
Non-guaranteed private placement bonds:
Bonds 7, 10 years due 2003-2013 issued in 1993-2003		4,866,140
Non-guaranteed public offering bonds due 2011-2031 issued in 2001-2003		320,000
Total domestic bonds		¥21,898,300
Government guaranteed bonds issued overseas (2):
Swiss Franc bonds:
4.75% Guaranteed Bonds due 2003 (SFr 150,000) issued in 1993		10,967
5.5% Guaranteed Bonds due 2004 (SFr 150,000) issued in 1994		11,195
5.0% Guaranteed Bonds due 2005 (SFr 150,000) issued in 1995		10,650
4.375% Guaranteed Bonds due 2006 (SFr 150,000) issued in 1996		13,023
3% Guaranteed Bonds due 2008 (SFr 160,000) issued in 1998		13,584
Subtotal	(SFr 760,000)	¥59,419
Deutsche Mark bonds:
6.125% Guaranteed Bonds due 2003 (DM 150,000) issued in 1993		9,567
7.75% Guaranteed Bonds due 2004 (DM 150,000) issued in 1994		9,211
6.875% Guaranteed Bonds due 2005 (DM 200,000) issued in 1995		13,473
5% Guaranteed Bonds due 2008 (DM 500,000) issued in 1998		38,196
Subtotal	(DM 1,000,000)	¥70,447
U.S. Dollar bonds:
6.25% Guaranteed Bonds due 2003 ($250,000) issued in 1993		28,010
7.5% Guaranteed Bonds due 2004 ($300,000) issued in 1994		30,173
7.375% Guaranteed Bonds due 2005 ($300,000) issued in 1995		24,876
6.125% Guaranteed Bonds due 2006 ($300,000) issued in 1996		30,388
6.85% Guaranteed Bonds due 2006 ($250,000) issued in 1996		26,423
6.75% Guaranteed Bonds due 2007 ($400,000) issued in 1997		43,820
6.0% Guaranteed Bonds due 2009 ($700,000) issued in 1999 and 2000		78,319
5.875% Guaranteed Bonds due 2011 ($1,000,000) issued in 2001		116,780
Subtotal	($3,500,000)	¥378,789
Sterling Bonds:
6.375% Guaranteed Bonds due 2004 (£100,000) issued in 1994		15,663
9.125% Guaranteed Bonds due 2005 (£130,000) issued in 1995		19,822
8.375% Guaranteed Bonds due 2006 (£150,000) issued in 1996		23,841
5.75% Guaranteed Bonds due 2019 (£150,000) issued in 1999		27,585
Subtotal	(£530,000)	¥86,911
Dutch Guilder bonds:
5.750% Guaranteed Bonds due 2007 (NLG300,000) issued in 1997		19,091
French Franc bonds:
5.875% Guaranteed Bonds due 2007 (FFr1,000,000) issued in 1997		21,165
New Zealand Dollar bonds:
6.75% Guaranteed Bonds due 2007 (NZ$100,000) issued in 1997		7,466
Euro bonds:
3.625% Guaranteed Bonds due 2004 (€500,000) issued in 1999		64,354
Yen bonds:
1.55% Guaranteed Bonds due 2012 issued in 2002		200,000
Total government guaranteed bonds sold in foreign markets		¥907,642
Total long-term bonds		¥22,805,942

(1)	Includes current maturities.

(2)	The actual foreign currency amounts of bonds are set forth in parentheses (in thousands of units of the relevant foreign currency) for bonds issued in foreign currencies. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of the Notes to Financial Statements.